EXHIBIT 1

NEWS

                               CONMED CORPORATION
                                310 BROAD STREET
                              UTICA, NEW YORK 13501

CONTACT: CONMED CORPORATION
         ROBERT D. SHALLISH, JR.
         VICE PRESIDENT-FINANCE
         315-797-8375 EXT. 2219

              CONMED CORPORATION TO ACQUIRE LINVATEC FROM BRISTOL-
                              MYERS SQUIBB COMPANY

UTICA, N.Y., November 26, 1997 - CONMED Corporation (NASDAQ: CNMD) announced today that it has signed a stock and asset purchase agreement with Bristol-Myers Squibb Company (NYSE: BMY) pursuant to which CONMED will acquire Linvatec Corporation, a wholly-owned subsidiary of Bristol-Myers Squibb, and certain assets relating to Linvatec's international business and Hall Surgical business for $370 million in cash. In addition, Bristol-Myers Squibb will receive a ten year warrant to purchase one million shares of CONMED common stock at an exercise price equal to 130% of CONMED's 15-day average closing price prior to closing. CONMED will be raising the cash portion of the purchase price through borrowings.

Linvatec, with revenues in excess of $215 million in 1996, is a leading medical surgical device company specializing in the design, manufacture and worldwide distribution of arthroscopy products and powered instruments. It has manufacturing plants in Largo, Florida, and San Dimas and Santa Barbara, California, and employs approximately 850 people. Linvatec has a broad arthroscopy product line with significant offerings in the arthroscopic resection, procedure-specific, imaging and fluid management product areas. Linvatec's arthroscopy products are used primarily by orthopaedic surgeons while its powered instruments are used by a broad cross-section of surgeons in the orthopaedic, oral/maxillofacial, otolaryngologic, thoracic, plastic and reconstructive, podiatric and neurosurgical fields. Additionally, CONMED and a wholly-owned subsidiary of Bristol-Myers Squibb, Zimmer, Inc., have entered

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into a distribution agreement relating to certain Linvatec and Hall Surgical products in the United States and various countries worldwide.

The acquisition will be accounted for using the purchase method of accounting and is expected to close by year-end 1997. CONMED anticipates taking a one-time charge at closing in connection with the transaction. The transaction is expected to be accretive to CONMED's 1998 consensus earnings estimates. Once fully integrated, it is expected that the transaction will be further accretive to the Company's 1999 consensus earnings estimates. Consummation of the acquisition is subject to expiration of the waiting period under the Hart-Scott-Rodino Anti Trust Improvements Act and to the satisfaction of other conditions typical to acquisition transactions.

Eugene R. Corasanti, Chairman of the Board, President and Chief Executive Officer of CONMED, said: "Linvatec's product offering provides CONMED with a leadership position in the key areas of arthroscopic resection products, fluid systems, procedure-specific products, imaging products, and large bone, small bone and specialty powered instruments. CONMED also expects to benefit from Linvatec's international capabilities through access to the higher growth international markets for both CONMED and Linvatec products. In addition, we welcome the Linvatec employees to the CONMED team and are extremely pleased that Linvatec management will be joining our team and working to integrate these two leading medical device companies."

CONMED is a leading provider of advanced electrosurgical systems and electrocardiogram electrodes and accessories. CONMED also manufactures and markets a line of instruments for use in minimally-invasive surgical procedures, products for intravenous therapy, and surgical suction instruments. CONMED's products are used in a variety of clinical settings, such as operating rooms, physicians' offices and critical care areas of hospitals. CONMED has used strategic business acquisitions to increase its market share in certain product lines, broaden its product offerings and realize economies of scale. The Company has successfully completed and integrated seven significant business acquisitions, not including the current transaction.

Certain statements contained above are forward-looking and may involve risk and uncertainties, including, but not limited to, the interim effects of consolidating the Linvatec business.


SOURCE: CONMED Corporation